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                                                                    EXHIBIT 99.2



    [RELIANT ENERGY LOGO]


         R. STEVE LETBETTER
         CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER


September 6, 2002


Dear Fellow Shareholder,

I'm pleased to report that the Board of Directors has declared a special stock dividend through which you will receive shares of Reliant Resources, Inc. (NYSE:
RRI), the competitive energy services subsidiary of Reliant Energy, Incorporated. Holders of record as of the close of business on September 20, 2002, will receive approximately 0.79 of a share of Reliant Resources common stock for every share of Reliant Energy common stock owned. The actual distribution ratio will be based on the 240,000,000 shares of Reliant Resources common stock that Reliant Energy currently owns and the number of shares of Reliant Energy common stock that are outstanding as of the record date. We expect to announce the distribution ratio within a few days of the record date. The stock dividend is payable on September 30, 2002.

Distribution of the Reliant Resources stock will be the final step in Reliant Energy's separation into two companies. As part of the separation, Reliant Energy already has reorganized into a new holding company, CenterPoint Energy, Inc., which owns both our regulated energy delivery business and our interest in Reliant Resources. In connection with the reorganization, your Reliant Energy shares were automatically converted on a one-for-one basis into shares of CenterPoint Energy common stock, and any Reliant Energy stock certificates you hold represent the same number of CenterPoint Energy shares. The company will continue to conduct business under the Reliant Energy name until the spin-off is complete.

With the spin-off of Reliant Resources, CenterPoint Energy will be one of the largest U.S. energy delivery companies, serving 4.7 million metered customers. Its diverse and strategically located asset portfolio will include electricity transmission and distribution, natural gas distribution, pipeline and gathering operations and, initially, 14,000 MW of power generation facilities in Texas.

Reliant Resources shares will be distributed to Reliant Energy shareholders on September 30, 2002, and trading of Reliant Energy shares under the REI ticker will cease at the close of the market. The following day, CenterPoint Energy shares will begin trading under the symbol CNP on the New York and Chicago Stock Exchanges.
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Reliant Resources provides wholesale and retail energy services in competitive markets under the Reliant Energy brand. Its businesses include power generation and retail energy services in Texas' newly deregulated electricity market. In 2004, Reliant Resources will have the option to purchase CenterPoint Energy's interest in the 14,000 MW of power generation facilities in Texas described above.

Both CenterPoint Energy and Reliant Resources will include sizeable and well-established business operations. However, regulated energy delivery is very different from competitive energy services, and each represents a distinct type of investment. The business separation will allow you, as an investor, to hold shares of both companies or to focus on the one that more closely matches your investment objectives. CenterPoint Energy should provide relatively consistent earnings, cash flow and dividends, and Reliant Resources should benefit from its significant Texas retail position and its diversified portfolio of power generation assets.

The two companies will operate in separate markets with different business plans and different strategies. Both, however, will put creating value for their shareholders at the top of their list of goals. We believe that this separation will provide each company with better access to the capital markets, allowing each to proceed with its plans for success.

To ensure that you fully understand the business separation and how it will affect your investment, we're enclosing frequently asked questions and answers. If you have other questions or need clarification of the information contained in this mailing, please call us at (713) 207-3060 in Houston or toll-free at
(800) 231-6406.

We appreciate your interest in our companies, and we hope to count you among our investors for many years to come.

Sincerely,

/s/ STEVE LETBETTER

Enclosures
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                   QUESTIONS AND ANSWERS ON THE RESTRUCTURING
                    AND BUSINESS SEPARATION OF RELIANT ENERGY


BACKGROUND

Q.       Why is Reliant Energy restructuring?

A. In 1999, Texas enacted the Texas Electric Restructuring Law that deregulated the electricity industry in Texas and mandated retail electric competition in January 2002. The law also required integrated electric utilities to separate their generation, transmission and distribution, and retail functions. Reliant Energy is taking a further step by separating into two independent, publicly traded companies, one focusing on regulated operations (CenterPoint Energy), and the other on competitive activities (Reliant Resources).

         The separation also allows us to better align our businesses with the interests of investors and allows the market to more effectively reflect the overall value of our expanded business portfolio. Our competitive businesses generally appeal to a different set of investors than our regulated businesses do.

Q.       How is Reliant Energy restructuring?

A. The first step in separating the businesses was to sell nearly 20 percent of Reliant Resources in an IPO in May 2001.

         The second step was to form a new holding company, CenterPoint Energy, Inc., for Reliant Energy and its subsidiaries. This occurred on August 31, 2002. As a result of the holding company formation, your shares of Reliant Energy common stock were automatically converted on a one-for-one basis into shares of CenterPoint Energy common stock. Your Reliant Energy stock certificates automatically represent the same number of CenterPoint Energy shares. However, to avoid confusion, CenterPoint Energy will continue to operate as Reliant Energy until the distribution of Reliant Resources stock and the separation is complete. We refer to CenterPoint Energy shares in this Q & A as Reliant Energy shares.

         The third step is to separate into two independent, publicly traded companies through the distribution of the shares of Reliant Resources common stock owned by Reliant Energy to its shareholders on September 30, 2002.

SEPARATION & DISTRIBUTION OF RELIANT RESOURCES COMMON STOCK

Q. I currently own Reliant Energy common stock. What will I own after the separation?

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A.       After the separation, you will continue to own your shares of Reliant
         Energy common stock (which will be renamed CenterPoint Energy), and you will also own the shares of Reliant Resources common stock received in the distribution.

Q. How many shares of Reliant Resources common stock will I receive in the distribution?

A. You will receive approximately 0.79 shares of Reliant Resources common stock (NYSE: RRI) for every share of Reliant Energy common stock that you own on the record date for the distribution (September 20, 2002). The distribution ratio will be based on the 240 million shares of Reliant Resources held by Reliant Energy and the number of shares of Reliant Energy common stock that are outstanding on the record date.

Q. Under what ticker symbol will my shares of Reliant Energy common stock trade on the New York and Chicago Stock Exchanges?

A. Your shares of Reliant Energy common stock will continue to trade under the symbol REI through the distribution date. When the market opens on the day after the distribution, your shares will begin trading under the new symbol, CNP.

Q.       What is the "record date" for the distribution, and when is it?

A. The record date is the date on which the number of Reliant Energy common shares outstanding is determined for purposes of the distribution and the calculation of the distribution ratio. Shareholders who own Reliant Energy common stock at the close of business on the record date are eligible to receive the distribution of Reliant Resources shares.

         The record date for the distribution is the close of business on September 20, 2002.

Q. How did you determine the distribution ratio for the Reliant Resources stock?

A. Reliant Energy owns and plans to distribute 240 million shares of Reliant Resources common stock. We expect the distribution ratio will be approximately 0.79 shares of Reliant Resources for each share of Reliant Energy that you own. The distribution ratio will be calculated by dividing 240 million shares of Reliant Resources common stock (owned by Reliant Energy) by the total number of shares of Reliant Energy common stock outstanding at the close of business on September 20, 2002, the record date for the distribution.

Q. What do I need to do with my old Reliant Energy stock certificates? Will I receive new CenterPoint Energy stock certificates?

A. You will not need to do anything with your old Reliant Energy common stock certificates. As a result of the formation of CenterPoint Energy as the new holding

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         company, your Reliant Energy common stock certificates already represent the same number of shares of CenterPoint Energy common stock.

         New certificates bearing the name of CenterPoint Energy will be issued after the distribution, if and as certificates representing shares of Reliant Energy common stock are presented for exchange or transfer.

Q. How will I be notified about the number of shares of Reliant Resources common stock that I will receive from the distribution?

A. If you own shares in registered form (including shares for which you have certificates and any shares which you hold through the Reliant Energy Investors Choice Plan), the Reliant Resources shares distributed to you will be registered in your name, and you will become the record holder of that number of shares of Reliant Resources common stock. On the distribution date of September 30, 2002, we will mail you a distribution package. The package will include:

         1. A distribution statement that will include the calculation of the Reliant Resources common stock that you will receive in the distribution and your new Reliant Resources account number.

         2. A Reliant Resources common stock certificate representing your whole share distribution.

         If you are a street name holder, your shares are held in a brokerage account or with a nominee. The distribution of Reliant Resources shares will be credited to the account of your brokerage firm or nominee. Your broker/nominee will in turn credit your account for the Reliant Resources shares that you are entitled to receive.

Q.       Will I receive fractional shares?

A. No. Reliant Energy Investor Services (the Distribution Agent) has been instructed to aggregate the fractional shares and sell them through an independent broker-dealer on the open market as soon as practicable after the distribution date. We expect to make a second mailing within 10 days of the distribution date of September 30, 2002. This mailing will include your check for the fractional share liquidation.

         []   The top section will detail the fractional share liquidation.

         [] The middle section will be IRS Form 1099B. This form reflects your proceeds from the fractional share sales reportable in tax year 2002.

         [] The bottom section will be your fractional share check for the pro-rata share of the proceeds from the sale, net of commissions and charges.

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         If you are a street name holder, funds from the sale of your fractional share will be credited to the account of your brokerage firm or nominee, who will credit the proceeds from the sale to your account.

Q. Who do I call if I lose my Reliant Resources common stock certificate, my fractional share check or to get a duplicate copy of my distribution statement?

A.       Call Investor Services at the following numbers:

                  Houston: (713) 207-3060 or
                  Toll Free: (800) 231-6406


TRADING IN RELIANT ENERGY AND RELIANT RESOURCES STOCK

Q.       What are the ticker symbols for both stocks?

A.       Reliant Energy common stock:       REI (prior to the distribution), and
                                            CNP (following the distribution)

         Reliant Resources common stock:    RRI

         Both stocks will trade on the New York Stock Exchange. CenterPoint Energy common stock will also trade on the Chicago Stock Exchange.

Q.       How will trading in both stocks be impacted?

A. Beginning September 18, 2002 (two trading days before the record date) through market close on September 30, 2002 (the distribution date), you have the ability to trade Reliant Energy common stock with or without the right to receive the associated shares of Reliant Resources common stock to be distributed in the distribution, or to trade only your right to the associated shares of Reliant Resources common stock without trading your Reliant Energy shares. The four markets that will exist from September 18, 2002 through September 30, 2002 are the following:

         o Reliant Energy "regular way" with due bills (REI) will trade with the entitlement to receive associated shares of Reliant Resources common stock to be distributed in the spin-off. The due bill represents the distribution of Reliant Resources stock.

         o Reliant Energy "when-issued - ex-distribution" (REI WI) will trade without the entitlement to receive associated shares of Reliant Resources common stock to be distributed at the time of spin-off. Its value will exclude the value of Reliant Resources stock that is distributed to Reliant Energy shareholders and represents CenterPoint Energy as it will trade post-spin.

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         o     Reliant Resources "regular way" (RRI) will trade as it currently exists.

         o Reliant Resources "when-issued" (RRI WI) allows holders of Reliant Energy common stock to trade only their distribution of Reliant Resources common stock without selling their Reliant Energy common stock.


Q.       Can you give me an example of the REI "regular way" market?

A. If you own shares of Reliant Energy as of the close of business on September 20, 2002 (the record date), and sell those shares on the "regular way" market prior to market close on September 30, 2002 (the distribution date), you will also be selling the right to receive the associated shares of Reliant Resources common stock that would have otherwise been distributed to you in the spin-off.

Q.       Are there any restrictions to the "when-issued" market?

A. Contracts made in the "when-issued" markets are contingent on the distribution of Reliant Resources common stock. Settlement for these contracts will occur on October 4, 2002.

Q. When is the last time that I can purchase REI and still receive the distribution of RRI shares?

A. Since REI "regular way" is trading with due bills attached starting two days before record until the close of trading on the day of distribution, you can purchase REI "regular way" stock up to and including the day of distribution and still receive your RRI distribution.

Q. If I were a holder of record on the record date and sold my REI "regular way" shares before distribution, why wouldn't I receive the RRI distribution at the time of the spin-off?

A. By selling your REI shares with due bills attached, you would be giving up the right to the RRI share distribution. You would receive your distribution in kind, which means that at the time of your sale, the value of the RRI share distribution would still be included in the stock price of your REI stock. Therefore, you would receive the value of the RRI distribution in cash at the time that you sold your shares rather than receiving the shares themselves.

Q. After the distribution of Reliant Resources stock, what will happen to the price per share of CenterPoint Energy and Reliant Resources stock?

A. We are not in a position to predict what the actual market price of the stock will be at any given time in the future, including at the time of the distribution.

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INVESTORS CHOICE PLAN PARTICIPANTS

Q. I was participating in the Reliant Energy Investors Choice Plan. Will there be a similar program for CenterPoint Energy, and will I automatically become a participant in the new program?

A. The Reliant Energy Investors Choice Plan will become the CenterPoint Energy Investors Choice Plan. You will automatically become a participant in the new plan.

Q. Are there any plans to suspend the Investors Choice Plan around the time of the restructuring and distribution? If so, why? How long? How could I access the shares held in my plan account during this period if I wish to sell them?

A. The Investors Choice Plan will be suspended from the record date through the distribution date. Because of the way the stock trades "regular way" and "when-issued," we will suspend all purchases and sales of stock under the Investor's Choice Plan until the stock dividend distribution date. Purchases and sales in the plan will resume after the distribution date. A notice of suspension will be sent to plan participants following the declaration of the distribution of the Reliant Resources shares. If you wish to sell shares held in your plan account during the suspension time period, you should contact the Investor Services Department at the phone numbers below and request a certificate for the number of whole shares desired and handle the sale of such shares through a broker of your choice. A certificate for the shares that you request will be mailed to you within 24 hours of your request.

                           Houston:  (713) 207-3060 or
                           Toll Free:  (800) 231-6406

Q. Will there be an Investors Choice Plan for Reliant Resources common stock?

A.       No.

Q. If I am a participant in the Investors Choice Plan, will I receive a stock certificate representing the shares of Reliant Resources stock that are to be distributed to me? How can I convert my ownership to a brokerage account?

A. Yes, if you currently participate in the Investors Choice Plan you will receive a physical certificate for your Reliant Resources shares. To deposit your shares into a brokerage account, you must contact the broker of your choice.

U. S. FEDERAL INCOME TAX CONSEQUENCES

(In the following tax discussion, we refer to the shares of Reliant Energy common stock you owned prior to the CenterPoint Energy holding company reorganization as "Reliant

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Energy common stock," and to the shares of CenterPoint Energy common stock into which your shares of Reliant Energy common stock were converted under the holding company reorganization as "CenterPoint Energy common stock.")

Q.       Is the distribution of Reliant Resources shares to me tax-free?

A. We received a private letter ruling from the Internal Revenue Service stating that the Reliant Energy/CenterPoint Energy shareholders would not recognize a gain or loss upon receiving shares of Reliant Resources common stock as a result of the distribution. Therefore, we don't expect the distribution to be taxable. The IRS ruling was based on representations made by Reliant Energy, and, if any one of the factual representations or assumptions Reliant Energy made to obtain the ruling is incorrect in any material respect, then shareholders will not be able to rely on the ruling. We are not aware of any facts or circumstances that would cause any of these representations or assumptions to be incorrect in any material respect. However, if the IRS subsequently held our distribution to be taxable, our common shareholders would be subject to tax.

Q. What is the tax impact if I sell my shares of CenterPoint Energy or Reliant Resources common stock?

A. If you sell your shares of CenterPoint Energy or Reliant Resources common stock after the distribution, you will recognize a gain or loss on that sale based on the difference between the proceeds you receive from the sale and the tax basis allocated to the shares you sold.

Q.       How do I calculate the tax basis allocation?

A.       There are two steps in calculating your tax basis allocation.

         First, you will need to calculate the pre-distribution basis of your CenterPoint Energy common stock.

         o The tax basis of the shares of CenterPoint Energy common stock that you received in the restructuring is equal to the tax basis of the shares of Reliant Energy common stock that you held prior to the restructuring.

         o If you purchased your CenterPoint Energy shares or received them in the restructuring in exchange for shares of Reliant Energy common stock that you purchased, your pre-distribution tax basis will be equal to the sum of the following amounts:

                    1. the initial purchase price of the Reliant Energy or CenterPoint Energy shares (including commissions) and

                    2.   any dividends reinvested (including commissions).

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               This type of information can be found on bank or brokerage statements, dividend reinvestment statements, purchase confirmations, or your personal records.

         o If you did not actually purchase your CenterPoint Energy (or Reliant Energy) shares because, for example, you received the shares as a gift or an inheritance, or as a result of the exercise of stock options, or as a distribution from an employee benefits plan, consult with your tax advisor to determine your tax basis.

         Second, after you determine the pre-distribution tax basis of your CenterPoint Energy common stock, you must allocate it between your CenterPoint Energy common stock and the Reliant Resources common stock you received in the distribution. To do this, you would take the pre-distribution tax basis of your CenterPoint Energy common stock and allocate it between your CenterPoint Energy common stock and Reliant Resources common stock in proportion to their relative fair market values as of the distribution date (September 30, 2002).

Q.       Will I receive additional tax information?

A. Within 10 days following the distribution date of September 30, 2002, we will mail you a tax information package that will include information concerning the allocation of your tax basis in CenterPoint Energy common stock between your shares of CenterPoint Energy common stock and Reliant Resources common stock, including fractional shares. This information will also be posted on our web site at www.CenterPointEnergy.com when the tax information package is mailed.

Q. How do I determine the holding period for capital gains purposes of my Reliant Resources common stock?

A. For capital gains purposes, you will determine the holding period of your Reliant Resources common stock by reference to the holding period of the CenterPoint Energy common stock with respect to which the distribution was made. So long as you held the CenterPoint Energy common stock as a capital asset on the distribution date, the Reliant Resources common stock that you received in the distribution will have the same holding period as the CenterPoint Energy common stock with respect to which the Reliant Resources common stock was distributed.

Q. What is the tax impact of the cash I received in lieu of fractional shares?

A. You will recognize a gain or loss from the receipt of the cash resulting from the sale of your interest in a fractional share of Reliant Resources common stock. The gain or loss will be a capital gain or loss provided that the fractional share is considered to be held as a capital asset. The amount of the gain or loss will be measured by the difference between the cash you receive for the fractional share and your tax basis in that fractional share.

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
         Additional information will be sent to you in your tax information package concerning the tax treatment of the cash you received in lieu of fractional shares. This information will also be posted on our web site at www.CenterPointEnergy.com when the tax information package is mailed.

Q.       Are there any state, local or foreign tax consequences?

A. Each CenterPoint Energy shareholder should consult a tax advisor as to the state, local and foreign tax consequences of your receipt of shares of Reliant Resources common stock in the distribution and any payment for fractional shares.

Q.       Will I need to file any additional forms with the IRS?

A. U. S. Treasury regulations require you to attach to your U. S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information regarding the nature of the distribution. The information necessary to comply with that requirement will be enclosed in the tax information package. The "Information Statement to the Internal Revenue Service" should be completed and attached to your 2002 federal income tax return. This form will also be posted on our web site at www.CenterPointEnergy.com when the tax information package is mailed.

Q. How do I figure my cost basis on shares of REI common stock that I bought through the Investors Choice Plan?

A.       Information on calculating cost basis can be found in IRS Publication
         550. You are advised to consult your tax advisor.

Q. I cannot find my Investors Choice Plan statements that I need to calculate my cost basis and allocate my new cost basis. Where can I get this historical information?

A. Historical statements will be sent to you upon request by calling Investor Services at the following numbers:

                  Houston: (713) 207-3060 or
                  Toll Free: (800) 231-6406

DIVIDENDS

Q. Will CenterPoint Energy pay the same dividend per share that Reliant Energy has been paying?

A. On August 8, 2002, the Board of Directors declared a regular quarterly cash dividend of $0.16 per share of Reliant Energy common stock payable on September 10, 2002, to holders of record as of the close of business on August 19, 2002. This

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         equates to an annual dividend of $0.64 per share of common stock. After
         Reliant Energy delivers your distribution of Reliant Resources stock to you, the remaining company, CenterPoint Energy, comprised of mostly regulated businesses that pay the dividend, will be a smaller company than Reliant Energy is today. The smaller dividend reflects the new company's smaller size and has been set at a competitive level based on its earnings. In determining this new level of dividend, the Board of Directors wanted to provide an attractive yield per share and a dividend payout ratio competitive with that of comparable regulated utilities.

Q. Will Reliant Resources pay dividends on the shares that I am going to receive?

A. The Board of Directors of Reliant Resources has indicated that it has no plans to declare dividends on the stock of Reliant Resources in the near term.

INFORMATION ABOUT THE COMPANIES

Q.       What will be the focus of each company?

A. CenterPoint Energy will be primarily a regulated energy delivery business including electricity transmission and distribution, natural gas distribution and natural gas pipelines and gathering operations. The Texas power generation business will remain under CenterPoint Energy until at least 2004 when Reliant Resources has the option to purchase these assets.

         Reliant Resources is a competitive energy services company with a strong retail energy services business and a diverse portfolio of unregulated power generation assets.

OTHER QUESTIONS

Q. How do I sell some or all of my CenterPoint Energy shares or buy additional shares?

A. CenterPoint Energy shares may be sold or purchased through the Investors Choice Plan, or through a broker of your choice.

Q. How do I sell some or all of my Reliant Resources shares or buy additional shares?

A. Reliant Resources shares may be sold and purchased through a broker of your choice.

Q. What if I receive a letter from someone offering to buy my CenterPoint Energy common stock or my Reliant Resources common stock?

A. The market price per share of the common stocks of both CenterPoint Energy and Reliant Resources will be readily determinable following the distribution. Both

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         stocks will be listed on the New York Stock Exchange. Occasionally, following a corporate restructuring, parties unaffiliated with the issuer of the stock will contact some or all of the shareholders offering to buy their shares. This may be done at a discount to the current market price or on terms that are otherwise disadvantageous to an existing stockholder. If you receive such a solicitation, please check with your broker or another trusted financial advisor before taking any action.

Q. Who do I call if I have a question about my CenterPoint Energy common stock?

A.       Please call Investor Services at the following numbers:

                  Houston: (713) 207-3060 or
                  Toll Free: (800) 231-6406

Q. Who do I call if I have a question about my Reliant Resources common stock?

A. Reliant Energy Investor Services is the Transfer Agent and record keeper for stockholders of Reliant Resources common stock. If you have questions concerning your Reliant Resources account, please call Investor Services at the following numbers:

                  Houston: (713) 207-3060 or
                  Toll Free: (800) 231-6406



THIS LETTER TO SHAREHOLDERS INCLUDES FORWARD-LOOKING STATEMENTS. ACTUAL EVENTS AND RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. FACTORS THAT COULD AFFECT ACTUAL RESULTS INCLUDE THE TIMING AND IMPACT OF FUTURE REGULATORY AND LEGISLATIVE DECISIONS, EFFECTS OF COMPETITION, WEATHER VARIATIONS, CHANGES IN RELIANT ENERGY'S OR RELIANT RESOURCES' BUSINESS PLANS, FINANCIAL MARKET CONDITIONS AND OTHER FACTORS DISCUSSED IN RELIANT ENERGY'S, CENTERPOINT ENERGY'S OR RELIANT RESOURCES' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


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